AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November, 2001 (this "Agreement"), among Peripheral Equipment Corporation, a California corporation ("PEC"), DATAMETRICS Corporation, a Delaware corporation ("DATAMETRICS") and Peripheral Equipment Acquisition Corp., a California corporation and a direct wholly owned subsidiary of DATAMETRICS ("Merger Sub").

                                           W I T N E S S E T H

     WHEREAS, the Boards of Directors of PEC, DATAMETRICS and Merger Sub have each determined that it is advisable and in the best interests of their respective stockholders for PEC, DATAMETRICS and Merger Sub to enter into a business combination; WHEREAS, the Boards of Directors of PEC, DATAMETRICS and Merger Sub have each approved the merger (the "Merger") of PEC with and into Merger Sub in accordance with the applicable provisions of the Delaware Corporation Law (the "Delaware Law") and the applicable provisions of the California Corporations Code (the "California Code"), and upon the terms and subject to the conditions set forth herein; and WHEREAS, pursuant to the Merger, each outstanding share of PEC's common stock, $.01 par value (the "PEC Common Stock"), shall be converted into the right to receive a warrant (the "DATAMETRICS Warrants") to purchase Common Stock, $.01, of DATAMETRICS ("DATAMETRICS Common Stock"), upon the terms and subject to the conditions set forth herein. NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, DATAMETRICS, PEC and Merger Sub hereby agree as follows:

     1. The Merger.

(a) Effective  Time. At the Effective  Time, and subject to
and upon the terms and conditions of this Agreement, PEC shall merge with and into Merger Sub, the separate corporate existence of PEC shall cease, and Merger Sub shall continue as the surviving corporation. Merger Sub is hereinafter sometimes referred to as the "Surviving Corporation." As promptly as practicable, the parties hereto shall file a certificate of merger as contemplated by the California Code (the "California Certificate of Merger").

(b) Closing. The consummation of the Merger will take place within two days after satisfaction or waiver of the conditions set forth in Articles 6 and 7, at the offices of McLaughlin & Stern, LLP, 260 Madison Avenue, New York, New York 10016 unless another date, time or place is agreed to in writing by the parties hereto (the "Closing").

     (c) Effect of the Merger. At the Effective Time, all the property, rights, privileges, powers and franchises of PEC shall vest in the Surviving
Corporation, and all debts, liabilities and duties of PEC shall become the debts, liabilities and duties of the Surviving Corporation.

     (d) Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter amended in accordance with the California Code and such Certificate of Incorporation such that the name of the corporation shall be Peripheral Equipment Corporation.

     (e)  Conversion  of  Securities.  At the  Effective  Time, by virtue of the
Merger:

(i) Each share of PEC Common Stock issued and  outstanding  immediately prior to the Effective Time and each share subject to an outstanding option or warrant of PEC (the "PEC Options") be converted into the right to receive
DATAMETRICS Warrants to purchase, at a price of $.07 per share, DATMETRICS Common Stock for a period of 10 years. Following such conversion, the stockholders and option holders of PEC immediately preceding the Effective Time (as set forth on Schedule 1 annexed hereto) shall own in the aggregate, Warrants to purchase up to 30,000,000 shares of DATAMETRICS Common Stock immediately following the Effective Time, without giving effect to the proposed one-for-twenty reverse stock split of DATAMETRICS common stock. The Warrants shall be distributed pro-rata to the stockholders and option holders of PEC in accordance with their respective holdings as set forth on Schedule 1. A form of the Warrant is attached as hereto as Exhibit A.

     (ii) As soon as reasonably practicable after the Effective Time, DATAMETRICS will mail to each holder of record of PEC Common Stock and PEC Options (collectively the "PEC Certificates") instructions to effect the surrender of the PEC Certificates in exchange for the DATAMETRICS Warrants. Upon surrender of PEC Certificates for cancellation to DATAMETRICS, properly endorsed for transfer, the holder of such PEC Certificate shall be entitled to DATAMETRICS Warrants which such holder has the right to receive in accordance with Section 1(e), and the PEC Certificate so surrendered shall be cancelled. Until so surrendered, each outstanding PEC Certificate that, prior to the Effective Time, represented shares of PEC Common Stock and PEC Options will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the ownership of the number of DATAMETRICS Warrants into which such shares of PEC Common Stock and PEC Options shall have been so converted.

     (f) Stock Transfer Books. At the Effective Time, the stock transfer books of PEC shall be closed, and there shall be no further registration of transfers of shares of PEC Common Stock thereafter on the records of PEC.

     (g) No Further Rights in PEC Common Stock. The DATAMETRICS Warrants delivered upon the surrender of shares of PEC Common Stock and PEC Options shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of PEC Common Stock and PEC Options. Holders of the shares of PEC Common Stock and PEC Options shall have no further ownership rights in PEC Common Stock after the Effective Time.

     (h) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of PEC Common Stock which immediately prior to the Effective Time are held by stockholders who have properly exercised dissenters' rights under the California Code (the "Dissenting Shares") shall not be converted into DATAMETRICS Warrants as provided in Section 1.5(a) hereof, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to the California Code; provided, however, that, if any such holder shall withdraw or lose such holder's right to dissent and payment under the California Code, such holder's outstanding shares of PEC Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the DATAMETRICS Warrants. PEC shall give DATAMETRICS prompt notice of any demands for payment under the California Code received by PEC. Except as required by applicable law, prior to the Effective Time, PEC shall not, except with the prior written consent of DATAMETRICS, make any payment with respect to or settle or offer to settle, any such demands.

     (i) Irrevocable Proxy. Each of Messrs. Youngblood, Moore and Regan (the "Principals") agree to vote all of the shares of DATAMETRICS Common Stock beneficially owned by such holder in favor of the Merger.

     (j) Stockholders Meetings. PEC shall call and hold its Stockholders Meeting as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of the Merger Agreement and PEC shall use its best efforts to hold their respective Stockholders Meeting as soon as practicable after the date on which this Agreement becomes effective. PEC shall:

     (i) recommend, and shall take all other action necessary or advisable to secure, approval of the transactions contemplated by this Agreement by its stockholders.

2. Further Agreements

     (a) Confidentiality. Pending the Effective Time, each party shall keep any confidential information obtained from the other party confidential in accordance with the terms of the confidentiality agreement between DATANETRICS and PEC.

     (b) Public Announcements. DATAMETRICS and PEC shall consult with each other before issuing any press release and shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advise of outside counsel be required by law.

     (c) DATAMETRICS Subsidiary. DATAMETRICS agrees to maintain the separate corporate existence of Merger Sub, which shall be known as Peripheral Equipment Corporation for one year following the Effective Time.

     (d) Material Adverse Effect When used in connection with DATAMETRICS or PEC, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effect or circumstance, that have occurred prior to the date of termination of the occurrence of such change, effect or circumstance, is materially adverse to the business, assets (including intangible assets), financial condition, results of operations or prospects of DATAMETRICS, PEC, and Merger Sub as the case may be, in each case taken as a whole.

     3. Representations and Warrants of PEC. PEC and, to the best of their knowledge, each of the Principals, jointly and severally, represent, warrant and agree that from the date of this Agreement through the Closing Date:

     (a) Corporate.

     (1) PEC is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of the State of California. PEC is qualified to do business as a foreign corporation in such other states in which the ownership of its assets or the nature and conduct of its businesses requires such qualification. PEC has no subsidiaries or equity ownership in any other entities. PEC has the power to own its properties and carry on its business. The execution and delivery of, and performance by PEC of its obligations under this Agreement and the other documents contemplated or referenced under this Agreement, have been duly authorized by all necessary action of PEC. This Agreement has been, or will be at the Closing Date, duly executed and delivered by PEC will be at the Closing Date, the valid and binding obligation of it, enforceable in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or laws affecting the rights and remedies of creditors generally, and (ii) the availability of the remedy of specific performance, injunctive relief or other equitable relief, whether applicable applied by a court of law or equity, including the exercise of judicial discretion in accordance with general principles of equity.

     (2) The authorized capital stock of PEC consists of _________ shares of _________ stock, par value $___ per share, of which ___________shares are presently outstanding. The issued and outstanding shares of the PEC capital stock are as stated in Schedule1 (the "PEC Outstanding Capital Stock"). No shares of the PEC Outstanding Capital Stock are held in its treasury. The PEC Outstanding Capital Stock has been duly authorized and validly issued and is fully paid and nonassessable; with no liability on the part of the holders thereof. There are no preemptive rights on the part of any holder of any class of securities of PEC and, except as set forth on Schedule 1, no options, warrants, conversion or other rights or commitments of any kind obligating PEC to issue or sell any shares of its capital stock.

     (b)  Financial.

     (1) The unaudited balance sheets of PEC as of August 31, 2001, the related unaudited statement of earnings for the twelve months ended August 31, 2001, and the unaudited balance sheets as of August 31, 2001 and the related statement of earnings for the 12 months then ended prepared by PEC, as set forth on Schedule 3(b) of this Agreement, are complete and correct and present fairly the financial condition of PEC as August 31, 2001, and the results of its operations for the periods then ended, in conformity with generally accepted accounting principles applied on a basis consistent with that of preceding periods.

     (2) Since August 31, 2001, except as specified in Schedule 3(b)(2), the business of PEC has been carried on in the ordinary course in substantially the same manner as prior to that date, and there has not been any Material Adverse Effect on PEC's financial condition or in the operation of its businesses from that shown on the unaudited financial statements as of August 31, 2001 referred to in subsection 3(b)(1).

     (c)  Undisclosed   Liabilities.

     (1) PEC has no material liabilities, individually or in the aggregate, of any nature, whether accrued, absolute, contingent or otherwise (including without limitation any affirmative obligations under its leases and liabilities as guarantor or otherwise) not disclosed to DATAMETRICS pursuant to this Agreement, except to the extent specifically set forth in any of the Schedules annexed to this Agreement.

     (2) There is no basis for any claim against PEC or any liability of any nature or in any amount not fully set forth in the financial statements referred to in subsection 3 (b)(1) or disclosed by this Agreement and the Schedules annexed to this Agreement.

     (d) Tax  Returns.

     (1) PEC has filed with the appropriate governmental agencies all the tax returns required to be filed by it or with respect to its business and has paid, or made provision for the payment of, all taxes as well as penalties and interest related thereto, if any, which have or may become due pursuant to said returns, except taxes which have not yet accrued or otherwise become due or for which adequate provision has been made on the books of such Companies.

     (2) No deficiency or assessment with respect to or proposed adjustment of any of PEC' Federal, state, county or local taxes are pending or, to the best of PEC's knowledge, threatened. There are no tax liens, whether imposed by any Federal, state, county or local taxing authority, outstanding against the assets, properties or businesses of any of PEC.

     (e) Title to Property. PEC owns all right, title and interest in and to all of its properties and assets, including intangibles, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except as set forth in Schedule 3(e)(1); and has taken all steps necessary or otherwise required to perfect and protect its rights in and to its properties and assets, including intangibles.

     (f) Inventories. The inventories of PEC existing on the Closing Date, consist of items of a quality and quantity usable or saleable in the normal course of its business.

     (g) Contracts and Commitments.

     (1) Except as set forth on Schedule 3(g)(1), no director, officer, employee or stockholder of PEC, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, in an entity who is a competitor, customer, supplier or other, entity, who, during the past 12 months has been a party to any transaction with PEC. For the purposes hereof, a spouse, lineal descendant, parent, brother or sister of any such person shall be deemed to be a member of the family of such person.

     (2) PEC leases no real or personal property as lessee, except as set forth in Schedule 3(g)(2). Each of these leases are in good standing, valid, binding, and in full force and effect and have not been modified. PEC is not in default, nor is there any known basis for any claim of default, under any leases, contracts or commitments made or obligations owed by it. PEC has no knowledge of any breach or anticipated breach by the other party to any lease, contract or commitment to which PEC is a party. PEC has not received any notice of its default under any of its leases or contracts. To the best of PEC's knowledge, no consent or approval of any third party is required with respect to such leased or contract in order to avoid a default thereunder by reason of the transactions contemplated by this Agreement. (h) Absence of Certain Changes or Events. Since August 31, 2001, PEC has conducted its business in the ordinary course.

     (i) Employee Relations. PEC is not a party to any collective bargaining agreement covering or relating to any of its employees. PEC is not a party to any contract with any of its employees, agents, consultants, officers, salesmen, sales representatives, distributors or dealers that is not cancelable by PEC without penalty or premium on not more than thirty days' notice, except as set forth in Schedule 3(i) attached hereto. PEC has complied in all material respects with all applicable laws, rules or regulations relating to employment, including those relating to wages, hours, collective bargaining and the withholding and payment of taxes and contributions, discrimination or harassment.PEC has no employee benefit plans in effect.

     (j) No Breach of Statute or Contract. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions of this will (i) violate any statute, license, or regulation of any governmental authority or
(ii) will result in the default by PEC of any rule or regulation of any court or administrative agency, or (iii) will breach, conflict with, or result in a breach of any of the terms, conditions or provisions of its certificate of incorporation, by-laws or any material agreement or instrument to which PEC is a party, or by which it is or may be bound, or (iv) result in the creation or imposition of any claim, lien, charge or encumbrance of any nature whatsoever upon, or (v) give to others any claim, interest or rights, including rights of termination or cancellation in, or with respect to, any of their property, assets, contracts, licenses or businesses. The conduct of PEC's businesses does not violate any law or regulation applicable to such business. PEC has complied with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, and PEC has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted.

     (k) No Litigation. PEC has not received any written notice of any suit, action or legal, administrative, arbitration or other proceeding or governmental investigation, or any change in the zoning or building ordinances affecting the real property or leasehold interests of PEC, pending or threatened against PEC. There is no action or suit by PEC pending or threatened against others.

     (l) Patents and Trademarks. Schedule 3(l) sets forth descriptions of all patents, trademarks, trade names, service marks, copyrights, and any applications therefore, technology, know-how and tangible or intangible proprietary information or material that are material to the business of PEC (the "PEC Intellectual Property Rights"). PEC, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all PEC Intellectual Property Rights. Except as set forth on Schedule 3(l), PEC either own the entire right, title and interest in, to and under, or has an express or implied license to use, any and all Intellectual Property that is necessary for the conduct of its business in the manner that its business has heretofore been conducted, except where the failure to own or posses valid rights to use such Intellectual property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. Except as set forth on Schedule 3(l), none of the Intellectual Property is subject to any order, judgment, decree, stipulation or agreement materially restricting the use thereof by PEC, and to the knowledge of PEC, the use of the Intellectual Property does not conflict with, infringe upon or violate, in any respect that would reasonably be likely to have a material adverse effect, any Intellectual property of any persons.

     (m) Insurance. PEC holds valid policies covering all of the insurance required to be maintained by it and which is customary for businesses similar to that of PEC. There are currently no claims pending against PEC under any insurance policies currently in effect and covering the property, business or employees of PEC, and all premiums with respect to the policies maintained by PEC have been maintained to date.

     (n) Significant Customers and Suppliers. Schedule 3(n) sets forth PEC's 10 largest customers and suppliers by amounts paid to or by PEC, as the case may be, in PEC's fiscal year ended August 31, 2001. No supplier or customer which was significant to the any of PEC during the period covered by the Financial Statements or which has been significant to PEC thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its provision or purchase of products or services to any of PEC.

     (o) Environmental Protection. PEC has obtained or applied for all permits, licenses and other governmental approvals (collectively, "Governmental Approvals") which are required to be obtained by it as of the Closing Date under applicable environmental laws for the operation of PEC's business and the ownership and use of all properties owned or leased by PEC, the absence of which would have a Material Adverse Effect on such business. To the best knowledge of PEC and the Principals, the sale of the PEC stock will not cause the termination or lapse of any such Governmental Approvals, and such Governmental Approvals are either transferable to PEC or, upon appropriate application, may be reissued in PEC's name. To the best knowledge of PEC, PEC is in compliance in all material respects with all applicable Environmental Laws, the terms and conditions of all Governmental Approvals issued to PEC, and the terms of any orders, decrees, or judgments issued to PEC under such Environmental Laws.

     (p) Disclosure. No representation or warranty by any PEC in this Agreement, nor any statement, certificate or Schedule furnished, or to be furnished, by or on behalf of PEC pursuant to this Agreement, or in connection with actions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits, or shall omit to state a material fact necessary to make the statements contained therein not misleading.

     4. Representations and Warranties of DATAMETRICS. DATAMETRICS represents and warrants as follows:

     (a) Corporate

     (1) DATAMETRICS is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of the State of Delaware.

     (2) DATAMETRICS has the power to own its properties and carry on its business. The execution and delivery of, and performance by DATAMETRICS of its obligations under this Agreement and the other documents contemplated or referenced under this Agreement, have been duly authorized by all necessary action of DATAMETRICS. This Agreement has been, or will be at the Closing Date, duly executed and delivered by DATAMETRICS will be at the Closing Date, the valid and binding obligation of it, enforceable in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or laws affecting the rights and remedies of creditors generally, and
(ii) the availability of the remedy of specific performance, injunctive relief or other equitable relief, whether applicable applied by a court of law or equity, including the exercise of judicial discretion in accordance with general principles of equity.

     (b) Ability to Carry Out the Agreement, Etc. DATAMETRICS is not subject to any provision of any certificate or articles of incorporation or by-laws, or to the best of DATAMETRICS' knowledge any mortgage, deed of trust, lease, note, bond, indenture, other instrument or agreement, license, permit or other restriction, or any applicable provision of any law, statute, rule, regulation, judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator which could prevent or be violated by or under which there would be a default as a result of, nor, is the consent of any person which has not been obtained required for the execution, delivery and performance by the DATAMETRICS under this Agreement, or any agreements, contemplated hereunder.

     (c SEC Reporting. The DATAMETRICS Common Stock is currently listed on the Over the Counter Bulletin Board. DATAMETRICS is current in its requirements to file periodic reports with the SEC. DATAMETRICS will use its best efforts to remain current in its periodic reports required to be filed with the SEC.

     5. Conduct of the Business of PEC Pending the Closing Date. From and after the date of this Agreement and until the Closing Date:

     (a) Full Access. DATAMETRICS and its authorized representatives shall have full access, during normal business hours, to all properties, books, records, contracts and documents of PEC, and PEC shall furnish or cause to be furnished to DATAMETRICS and its authorized representatives all information with respect to the affairs and business of PEC as DATAMETRICS may request.

     (b) Carry On In Regular Course. PEC shall carry on its businesses diligently and substantially in the same manner as heretofore.

     (c) Compliance with Laws. PEC will comply with all applicable laws as may be required for the valid and effective transfer of the PEC stock as contemplated by this Agreement.

     (d) No Solicitation. PEC shall not, directly or indirectly, through any officer, director, employee representative or agent of PEC or any of its subsidiaries, (i) solicit, initiate or encourage any inquiries or proposals regarding any mergers, sale of substantial assets, sale of any of the outstanding shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving PEC other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal. PEC shall promptly notify DATAMETRICS after receipt of any Acquisition Proposal, or any material modification of or amendment to any Acquisition Proposal. Such notice to DATAMETRICS shall indicate the name of the person making such Acquisition Proposal and the terms and conditions of such Acquisition Proposal.

     6. Conditions Precedent to DATAMETRICS' Obligations. Each and every obligation of DATAMETRICS to be performed on the Closing Date or thereafter, as the case may be, shall be subject to the satisfaction prior thereto of the following conditions:

     (a) Representations and Warranties True at the Closing Date. The representations and warranties made by PEC and, the Principals, in this Agreement or given on their behalf hereunder shall be true on and as of the Closing Date with the same effect as through such representations and warranties had been made or given on and as of the Closing Date.

     (b) No Adverse Change. The business, assets and properties of PEC shall not have been materially and adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor trouble or dispute, any action by the United States or any other governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy or for any other reason.

     (c Compliance with Agreement. PEC shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

     (d)  Employees.   The  Principals  shall  have  agreed  to  continue  their
employment with PEC after the Closing Date and shall have entered into employment agreements on mutually acceptable terms set forth hereto as Exhibit
B. All of PEC's outstanding employment agreements shall have been terminated without any further liability to PEC and PEC shall have delivered to DATAMETRICS the consent of the employees to such employment agreements, including a release of PEC, with respect to such termination.

     (e) Stockholder Approval. The Merger shall have been approved and this Agreement shall have been adopted by the requisite vote of the stockholders of PEC and the stockholders of Merger Sub.

     (f) All Documents. All documents required to be delivered under this Agreement shall have been delivered to DATAMETRICS.

     7. Conditions Precedent to PEC's Obligations. Each and every obligation of PEC to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

     (a) Representations and Warranties True at the Closing Date. DATAMETRICS' representations and warranties contained in this Agreement shall be true at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

     (b) Compliance with Agreement. DATAMETRICS shall have performed and complied with its obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date.

     (d) All Documents. All documents required to be delivered under this Agreement shall have been delivered to the Seller.

     (e) Directors. At the Closing, the Board of Directors of DATAMETRICS shall include Jack Youngblood or his designee. Such right of Youngblood to serve as a Director or to designate a Director shall continue until the end of the 2003 fiscal year of DATAMETRICS.

     (f) Youngblood Loan. PEC shall have agreed to repay Youngblood's loan to PEC in the principal amount of $_________ in 12 monthly installments, the first
such   installment   shall  be  due  30  days  after  the  Effective   Time.

     8. Indemnification and Resolution of Disputes.

     (a) Indemnification. Each PEC and the Principals shall, jointly and severally, indemnify and hold harmless DATAMETRICS, and shall reimburse DATAMETRICS for, any loss, liability, claim, damage, expense (including, but not limited to, reasonable cost of investigation and defense and reasonable attorneys' fees) or diminution of value (collectively, "Damages") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of PEC pursuant to this Agreement or in any certificate delivered PEC pursuant to this Agreement, or any actions, omissions or states of facts inconsistent with any such representation or warranty, or (b) any failure by PEC to perform or comply with any provision of this Agreement. DATAMETRICS shall indemnify and hold harmless the Principals and PEC , and shall reimburse the Principals and PEC for any Damages arising from (a) any inaccuracy in any of the representations and warranties of DATAMETRICS in this Agreement or in any certificate delivered by DATAMETRICS pursuant to this Agreement, or any actions, omissions or states of facts inconsistent with any such representation or warranty, (b) any failure by the DATAMETRICS to perform or comply with any provision of this Agreement, or (c) the lease for the premises at Newbury Park, California.

     (b) Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 8(a) above, of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not receive it of any liability that it may have to any indemnified party except to the extent the defense of such action by the indemnifying party is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonable satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, If an indemnifying party assume the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonable withheld) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person which is not fully remedied by the payment referred to in clause (ii) and no adverse effect on any other claims that may be made against the indemnified party; and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party, (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld) and (c) the indemnified party will reasonable cooperate with the indemnifying party in the defense of such action. If notice is given to an indemnifying party of the commencement of any action and it does not, within 15 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determined in good faith that there is a reasonable probability that an action may materially and adversely affect it or its affiliated party other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

     9. Termination and Abandonment. This Agreement may be terminated, and the sale provided for by this Agreement may be abandoned without liability on the part of any party to the other, on or before the Closing Date:

     (a) by mutual consent of DATAMETRICS and PEC;

     (b) by  DATAMETRICS

     (1) if any of the events or conditions  specified in  subsection  (b)(2) of
Section 3 have occurred; or

     (2) if any of the conditions provided for in Section 6 of this Agreement have not been met and have not been waived by DATAMETRICS in writing;

     (c) by PEC if any of the conditions of Section 7 of this Agreement have not been met and have not been waived in writing by PEC. In the event of termination and abandonment by any party, as above provided in this Section 9, prompt written notice shall be given to the other party.

     10. Closing Date. At the Closing,

     (a) PEC shall deliver to DATAMETRICS  the  following:

     (1) a certificate of fulfillment of conditions set forth in Section 6 hereof, signed by the President of PEC.

     (2)  resignations  of the officers and directors of the PEC;

     (3) such other and further documents, instruments and certificates not inconsistent with the provisions of this Agreement, executed by PEC as DATAMETRICS shall reasonably require to carry out and effectuate the purposes and terms of this Agreement.

     (b)  DATAMETRICS  shall deliver to PEC the following:

     (1) a certificate of fulfillment of conditions set forth in Section 7 hereof signed by the President and Treasurer of the DATAMETRICS;

     (2) the employments agreements with the Principals

     (3) such other and further documents, instruments and certificates not inconsistent with the provisions of this Agreement, executed by DATAMETRICS, as PEC shall reasonably require to carry out and effectuate the purposes and terms of this Agreement.

     11. Brokerage. PEC , the Principals and DATAMETRICS represent and that they have not engaged the services of any broker or finder in connection with the transactions herein provided for

     12. Miscellaneous  Provisions.

     (a) Nature and Survival of Representations. All statements contained in any certificate, schedule or document delivered by or on behalf of any of the parties pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the respective parties hereunder. All representations and warranties made by the parties each to each other in this Agreement shall survive the consummation of the transactions contemplated by this Agreement, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them. Each Schedule delivered in accordance with this Agreement shall be deemed to include and refer to every other Schedule hereto.

     (b) Entire Agreement. This Agreement, together with the Exhibits and Schedules delivered pursuant to this Agreement, and the Confidentiality Agreement previously executed by the parties, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every and any nature between them, and no party shall be bound by any condition, definition, warranty, or representation, other than expressly set forth or provided for in this Agreement and the Confidentiality Agreement previously executed by the parties, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby. This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.

     (c) Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors in interest of the respective parties hereto.

     (d) Laws Governing. This Agreement shall be construed and interpreted according to the law of the State of Florida as applied to contracts executed and performed in the State of Florida. The parties hereby irrevocably consent that any legal action or proceeding against any of them by any other of them under, arising out of or in any manner relating to this Agreement shall be brought exclusively in a court located in Florida. By its execution and delivery of this Agreement, the parties expressly and irrevocably consent and submit to the personal jurisdiction and jurisdiction over their property of all of such courts in any such action or proceeding.

     (e) Assignment. This Agreement may not be assigned by either PEC or DATAMETRICS.

     (f) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, or overnight courier, telecopied or mailed, certified or registered mail, with first-class postage page, (a) if to PEC, 21293-B, Newbury Park, California 91320-1604 or to such other person and place as PEC shall furnish to DATAMETRICS in writing; and, (b) if to DATAMETRICS, 1717 Diplomacy Row Orlando, FL 32809, Attn: Daniel Bertram, CEO or to such other person and place as DATAMETRICS shall furnish to PEC in writing with a copy to Steven W. Schuster, Esq., McLaughlin & Stern, LLP, 260 Madison Avenue, New York, New York 10016. All notices shall be deemed given upon receipt.

     (g) Further Instruments. The parties will, on the Closing Date or such other date as the other party may request, at their own cost and expense, execute and deliver or cause to be executed and delivered to the other party or take such other action as may reasonably be requested to more effectively consummate the transactions contemplated by this Agreement

     (h) Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (i) Counsel The parties to this Agreement have had the opportunity to have this Agreement reviewed by counsel.

     (j)  Expenses.  DATAMETRICS,  and PEC shall each bear their own  respective
expenses,   including  professional  fees,  incurred  in  connection  with  this
Agreement.

     (k) Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

                                         [Signature Page Follows]








     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       DATAMETRICS CORPORATION

                                       By: /s/Daniel Bertram
                                       Name: Daniel Bertram
                                       Title: Chief Executive Officer


                                       PERIPHERAL EQUIPMENT ACQUISITION CORP
                                       By:_/s/ Daniel Bertram
                                       Name: Daniel Bertram
                                       Title: Chief Executive Officer


                                       PERIPHERAL EQUIPMENT CORPORATION

                                       By:__/s/ James Youngblood
                                       Name: James Youngblood
                                       Title:   President

                                       __/s/ James Youngblood
                                       James Youngblood

                                       __/s/ Daniel Moore
                                       Daniel Moore

                                       __/s/ Richard Regan
                                       Richard Regan